Exhibit 5


                     [Letterhead of Partridge, Snow & Hahn]



                                February 4, 1997




The WideCom Group Inc.
55 City Centre Drive, Suite #500
Mississauga, Ontario, Canada  L5B 1M3

                  Re:    The WideCom Group Inc.
                         Securities and Exchange Commission
                         Registration Statement on Form F-3

Gentlemen:

      As counsel to The WideCom Group Inc., an Ontario corporation (the "Company"), we have assisted in the preparation of the Company's Registration Statement filed with the Securities and Exchange Commission on Form F-3 (the "Registration Statement").

      In this connection we have reviewed the Registration Statement, the Prospectus included as part of the Registration Statement, the Company's articles of incorporation and by-laws, as amended, resolutions of its Board of Directors and shareholders, records relating to the issuance and sale of the Company's securities as described in the Registration Statement, and such other documents as we have deemed appropriate for purposes of rendering this opinion. Capitalized terms used in this opinion that are not otherwise defined shall have the same meanings ascribed thereto in the Registration Statement.

      In making our review, we have assumed the genuineness of all signatures on original and certified documents, the conformity to original and certified documents of all copies submitted to us as confirmed, photostat or other copies, the legal capacity of all natural persons executing such documents, instruments and other papers, the due authorization, execution and delivery of such documents, instruments and other papers by each of the entities, other than the Company, which has executed the same and that each of such entities, other than the Company, has the power to enter into and perform all of its obligations thereunder. As to matters of facts which have not been independently established by us, we have relied upon representations of Suneet S. Tuli, Executive Vice President, Secretary and a director of the Company.

      In giving this opinion, we have relied upon the opinion of Weir & Foulds, Ontario counsel to the Company, regarding all aspects of Ontario and Canadian law.

      Based upon our review, it is our opinion that the Shares have been duly authorized for issuance under the laws of Ontario, and, when issued, delivered and paid for will be validly issued, fully paid and non-assessable by the Company, and that no personal liability attaches or will attach to the holders of the shares by reason of the ownership thereof.

      We consent to the references to our firm in the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. The foregoing consent, however, shall not be deemed to constitute a consent under Section 7 of the Securities Act of 1933, since we have not certified any part of the Registration Statement. This opinion may also be delivered to the National Association of Securities Dealers, Inc., and the Boston Stock Exchange with the same meaning and validity as if addressed to each of such entities directly.

                                        Yours very truly,


                                        /s/  Partridge, Snow & Hahn
                                        ---------------------------------------